UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 2, 2014

REGADO BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35953	03-0422069
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Mountain Boulevard, Basking Ridge, New Jersey 07920

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (908) 580-2100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

Recent Developments

Certain Recent Balance Sheet Data

While full financial information for the three months ended March 31, 2014 is not yet available, Regado Biosciences, Inc. (the “Company”) is providing the following unaudited preliminary information for the three months ended March 31, 2014 as an update. The Company had cash, cash equivalents and short-term investments of approximately $34.8 million at March 31, 2014. The foregoing preliminary financial data has been prepared by, and is the responsibility of, the Company’s management. Grant Thornton LLP has not audited, reviewed, compiled or performed any procedures with respect to the foregoing preliminary financial data. Accordingly, Grant Thornton LLP does not express an opinion or any other form of assurance with respect thereto.

The foregoing selected, unaudited preliminary financial information is based upon the Company’s progress to date and does not present all necessary information for an understanding of its financial condition as of March 31, 2014 or its results of operations for the three months ended March 31, 2014. Because the quarter has only recently ended, the foregoing information is, by necessity, preliminary in nature and based only upon preliminary information available as of today. Accordingly, this preliminary information should not be unduly relied upon. The Company has not finalized its financial statement closing process for the three months ended March 31, 2014. The preparation and review of the Company’s consolidated financial statements for the three months ended March 31, 2014 is ongoing and could result in material changes to the financial results set forth above. Furthermore, the Company does not generally release preliminary information and does not expect to provide similar information on a regular basis in the future.

Item 8.01 Other Events.

Recent Developments

REG1 Update

As provided in the REGULATE-PCI trial protocol, an independent data safety monitoring board, or DSMB, has been established to review patient safety, protocol compliance, and study progress during the course of the trial. The DSMB will meet periodically to review accumulating safety data, evaluate any treatment related adverse effects, perform three scheduled interim safety analyses, and advise the trial investigators regarding the continuing validity and scientific merit of the trial. The DSMB chair also can convene a meeting of the full DSMB at any time if he believes a review of the safety data appears warranted. The DSMB has the authority to make recommendations to the trial steering committee to alter the trial population, to place the trial on a clinical hold for further analysis, to stop enrollment in the trial or to modify the trial protocol if they feel it is indicated.

In late March 2014, the 1,000th patient was enrolled in REGULATE-PCI. At that time, the trial steering committee recommended that we open the trial to “all comers” pursuant to the trial protocol. In early April, the DSMB chair advised the principal investigators for the trial that he did not object to expanding enrollment in the trial at that time.

The REGULATE-PCI trial protocol requires three planned interim analyses by the DSMB. Safety endpoints including bleeding endpoints, allergic events, and treatment-emergent adverse events will be evaluated. Trial enrollment will continue and not be interrupted during the data collection and analyses of interim data by the DSMB. In order to ensure that data from at least the first 1,000 patients enrolled in REGULATE-PCI are available for the first interim analysis, data from patients enrolled through mid-April who have completed follow-up will be included. We do not expect to receive any specific unblinded data from this first interim analysis meeting of the DSMB, which we expect to occur later in the second quarter of 2014. At this meeting, the DSMB will evaluate general safety of the subjects enrolled to that point. The second review is to occur once approximately 25% of the patients have completed follow up, which we expect to occur during the third quarter of 2014 with results of the DSMB analysis and deliberation coming some months following that meeting. At that time, the DSMB will recommend the continuation or discontinuation of REGULATE-PCI based on its evaluation of the safety results. The final interim analysis will be performed after 50% of the subjects have been enrolled, which is expected to occur during the fall of 2014 with results of the DSMB analysis and deliberation expected to be announced by the end of 2014. At that time, the DSMB will assess the general safety and will perform an analysis of its efficacy as defined by the protocol. If the DSMB determines that REG1 is not safe or that it is futile to continue the trial because of a lack of efficacy, they will recommend that the trial be terminated. On the other hand, if the DSMB determines REG1 is safe and its efficacy meets stringent predefined superiority criteria compared to bivalirudin, a positive outcome could be declared early and they will recommend that the trial be considered completed. Alternatively, since REGULATE-PCI is an adaptive design trial, an increase of total trial size may be recommended based on a comparison of actual endpoint event rates compared with assumed rates. Any increase in size would be implemented to maintain adequate statistical power to assess the results of the trial at completion. Unless terminated early or extended as described above, we expect to complete REGULATE-PCI by the fourth quarter of 2015 and to have top-line data available by the end of 2015.

On April 2, 2014, the Company issued a press release announcing that the 1,000th patient was enrolled in REGULATE-PCI and that the trial steering committee recommended that the Company open the trial to “all comers” pursuant to the trial protocol. A copy of the Company’s press release is being filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated April 2, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGADO BIOSCIENCES, INC.

By:	/s/ David J. Mazzo, Ph.D.
Name:	David J. Mazzo, Ph.D.
Title:	Chief Executive Officer

Date: April 2, 2014